Exhibit 99.1

The First Bancorp Declares Quarterly Dividend of 0.20 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - March 21, 2014 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 20 cents per share. This first-quarter dividend is payable April 30, 2014 to shareholders of record as of April 4, 2014, and it is equal to the dividend of 0.20 cents per share the Company paid in the past quarter. Based on the March 20, 2014 closing price of $16.88 per share, the annualized dividend of 80 cents per share translates into a yield of 4.74%.
“After maintaining the dividend at 0.195 cents per share per quarter for five years, I am pleased the Board of Directors voted to keep the dividend at the new level of 0.20 cents per share that was declared last quarter,” commented the Company's President & Chief Executive Officer, Daniel R. Daigneault. “The increased dividend is consistent with the improved performance metrics we have seen in the past few quarters along with the improvement we have seen in credit quality, as measured by the declining level of non-performing assets. We consistently hear from our shareholders how much they value our generous dividend payout and its importance in the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.